Exhibit 4.1

AMENDMENT NO. 1
TO THE
SALE AND SERVICING AGREEMENT

Amendment No. 1, dated as of October 31, 2007 (the “Amendment”), to the Sale and Servicing Agreement (the “Agreement”) dated as of May 1, 2006, by and among NovaStar Certificates Financing Corporation, as depositor (the “Depositor”), NovaStar Mortgage, Inc., as sponsor and servicer (the “Sponsor” or “Servicer”), NovaStar Financial, Inc., as seller (the “Seller”), NovaStar Mortgage Funding Trust, Series 2006-MTA1, as issuing entity (the “Issuing Entity”), U.S. Bank National Association, as custodian (the “Custodian”), The Bank of New York (as successor to JPMorgan Chase Bank, National Association), as indenture trustee (the “Indenture Trustee”) and The Bank of New York (as successor to J.P. Morgan Trust Company, National Association), as co-trustee (the “Co-Trustee”). Capitalized terms used and not defined herein shall have the meaning set forth in the Agreement and Appendix I thereto.

WHEREAS the parties hereto have entered into the Agreement;

WHEREAS the parties hereto now wish to amend certain provisions in the Agreement pursuant to Section 11.03 of the Agreement; and

WHEREAS the Indenture Trustee shall not consent to this Amendment to the Agreement unless it shall have first received an Opinion of Counsel, to the effect that (a) this Amendment (i) will not prevent the Notes from being characterized as debt for United States federal income tax purposes or cause the Issuing Entity to be subject to an entity-level tax for federal income tax purposes, and (ii) shall not adversely affect in any material respect the interests of any Noteholder, and (b) any applicable requirements and conditions set forth in the Agreement with respect to the adoption of amendments thereto have been complied with.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto agree to amend the Agreement pursuant to Section 11.03 of the Agreement and restate certain provisions thereof as follows:

1. The Amendment.

(a)	Revised Section 5.07(a).

Section 5.07(a) is hereby amended so as to read as set forth in Exhibit A hereto.

(b) Appendix I is hereby amended to add the following definition, between “Administrative Fee” and “Affiliate”:

"Advance": As to any Mortgage Loan, any advance made by the Servicer in respect of any Payment Date pursuant to Section 5.25.

2. Condition to effectiveness. As a condition to the effectiveness of this Amendment, an Opinion of Counsel satisfying the requirements of Section 11.03 of the Agreement has been received by the parties hereto.

3. Effect of Amendment. This Amendment to the Agreement shall be effective and the Agreement shall be deemed to be modified and amended in accordance herewith on the Payment Date on the date on which the Indenture Trustee receives an executed copy of this Amendment. This Amendment, once effective, shall be effective as of the date first set forth above. The respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, the Sponsor, the Servicer, the Issuing Entity, the Custodian, the Co-Trustee and the Indenture Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Agreement for any and all purposes. The Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

4. The Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all the terms and conditions of the Agreement shall remain in full force and effect and, except as expressly provided herein, the effectiveness of this Amendment shall not operate as, or constitute a waiver or modification of, any right, power or remedy of any party to the Agreement. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Amendment.

5. Counterparts. This Amendment may be executed by the parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment shall become effective when counterparts hereof executed on behalf of such party shall have been received.

6. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed therein.

7. Limitation of Owner Trustee Liability. It is expressly understood and agreed by the parties that (a) this document is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Issuing Entity is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only the Issuing Entity, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuing Entity or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuing Entity under this Amendment or any other related documents.

IN WITNESS WHEREOF, the Depositor, Sponsor, the Servicer, the Seller, the Issuing Entity, the Indenture Trustee, the Co-Trustee and the Custodian, have caused this Amendment to be duly executed by their officers thereunto duly authorized, all as of the day and year first above written.

NOVASTAR CERTIFICATES FINANCING CORPORATION, as Depositor

By: /s/ Matt Kaltenrieder
Name: Matt Kaltenrieder
Title: Vice President

NOVASTAR MORTGAGE, INC.,
as Sponsor and as Servicer

By: /s/ Matt Kaltenrieder
Name: Matt Kaltenrieder
Title: Vice President

NOVASTAR MORTGAGE FUNDING TRUST, SERIES 2006-MTA1, as Issuing Entity

By: WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement

By: /s/ Roseline K. Maney
Name: Roseline K. Maney
Title:  Vice President

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By: /s/ Corinne Rhode
Name: Corinne Rhode
Title: Assistant Vice President

[Signature Page for Amendment No. 1 to the Sale and Servicing Agreement - Section 5.07]

NOVASTAR FINANCIAL, INC., as Seller By:__/s/ Matt Kaltenrieder _______________ Name: Matt Kaltenrieder Title: Vice President
THE BANK OF NEW YORK, not in its individual capacity but solely as Indenture Trustee

By: /s/ Andrew M. Cooper
Name: Andrew M. Cooper
Title: Assistant Vice President

THE BANK OF NEW YORK, not in its individual capacity but solely as Co-Trustee

By: /s/ Andrew M. Cooper
Name: Andrew M. Cooper
Title: Assistant Vice President

DB STRUCTURED PRODUCTS, INC.
hereby consents to the foregoing Amendment as lender under certain financing facilities:

By:__/s/ Glenn Minkoff __________________
Name: Glenn Minkoff
Title: Director

WACHOVIA BANK, N.A.
hereby consents to the foregoing Amendment as lender under certain financing facilities:

By:__/s/ Andrew W. Riebe ______________
Name: Andrew W. Riebe
Title: Director

WACHOVIA CAPITAL MARKETS, LLC
hereby consents to the foregoing Amendment as lender under certain financing facilities:

By:__/s/ Scott Shuman __________________
Name: Scott Shuman
Title: Vice President

WACHOVIA INVESTMENT HOLDINGS, LLC
hereby consents to the foregoing Amendment as lender under certain financing facilities:

By:__/s/ Goetz Rokahr ___________________
Name: Goetz Rokahr
Title: Vice President

[Signature Page for Amendment No. 1 to the Sale and Servicing Agreement - Section 5.07]

Exhibit A

Amended Section 5.07 to the Sale and Servicing Agreement

Section 5.07 Withdrawals from the Collection Account.

(a)  The Servicer shall, from time to time as provided herein, make withdrawals from the Collection Account of amounts on deposit therein pursuant to Section 5.06 that are attributable to the Mortgage Loans for the following purposes (without duplication):

(i) to deposit in the Payment Account, by the Servicer Remittance Date prior to each Payment Date, all collections on the Mortgage Loans required to be distributed from the Payment Account on a Payment Date;

(ii) to the extent deposited to the Collection Account, to reimburse itself or the related Subservicer for Servicing Advances paid to maintain individual insurance policies pursuant to Section 5.11, or Liquidation Expenses, paid pursuant to Section 5.13, such withdrawal right being limited to amounts received on particular Mortgage Loans (other than any Repurchase Price in respect thereof) which represent late recoveries of the payments for which such expenses were paid, or from related Liquidation Proceeds;

(iii) to pay to itself out of each payment received on account of interest on a Mortgage Loan as contemplated by Section 5.15, an amount equal to the related Servicing Fee (to the extent not retained pursuant to Section 5.06);

(iv) to pay to itself or the Sponsor or the Seller, as applicable, with respect to any Mortgage Loan or property acquired in respect thereof that has been purchased by the Sponsor or the Seller, as applicable, the Servicer or other entity, all amounts received thereon and not required to be distributed to Noteholders as of the date on which the related Repurchase Price is determined;

(v) to reimburse the Servicer or any Subservicer for any unreimbursed Advance or Servicing Advance of its own funds or any unreimbursed advance of such Subservicer’s own funds, the right of the Servicer or a Subservicer to reimbursement pursuant to this subclause (v) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Repurchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Advance, Servicing Advance or advance was made;

(vi) to reimburse the Servicer or any Subservicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for Servicing Advances expended by the Servicer or such Subservicer pursuant to Section 5.13: (x) in good faith in connection with the restoration of the related Mortgaged Property which was damaged by the uninsured cause, (y) in connection with the liquidation of such Mortgage Loan, or (z) with respect to an MI Claim Payment Advance made by the Servicer with respect to such Mortgage Loan; provided, however, that reimbursements pursuant to clause (z) may only be made from MI Insurance Proceeds actually paid by the MI Insurer under the MI Policy related to such Mortgage Loan;

(vii) to reimburse the Servicer or any Subservicer for any unreimbursed Nonrecoverable Advance or Servicing Advance previously made, and to reimburse any successor Servicer for any Servicing Transfer Costs, including any legal fees or expenses relating to any such transfer, in each case not paid by the transferring Servicer, in each case otherwise not reimbursed pursuant to this Section 5.07(a);

(viii) to withdraw any other amount deposited in the Collection Account that was not required to be deposited therein pursuant to Section 5.06;

(ix) to reimburse the Servicer for costs associated with the environmental report handling the presence of any toxic or hazardous substance on a Mortgaged Property as set forth in Section 5.13(c);

(x) to clear and terminate the Collection Account upon a termination pursuant to Section 9.01;

(xi) to pay to the Servicer income earned on Eligible Investments in the Collection Account;

(xii) to pay to the MI Insurer the monthly MI Premiums due under each MI Policy from payments received (or Advances made) on account of interest due on the related Mortgage Loan; and

(xiii) to make an Advance with respect to a Mortgage Loan that is Delinquent from funds held in the Collection Account as contemplated by Section 5.25, provided that the amount withdrawn for such an Advance is immediately deposited into the Payment Account.

Withdrawals made pursuant to clause (xii) shall be made on a first priority basis. In connection with withdrawals pursuant to clauses (ii), (iii), (iv), (v) and (vi), the Servicer’s entitlement thereto is limited to collections or other recoveries on the related Mortgage Loan, and the Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to such clauses.